EXHIBIT 4.5

Approved Option Plan

JUNE 6, 2022

1.	The Plan

A stock option plan (the “Plan”), pursuant to which options to purchase common shares, or such other shares as may be substituted therefor (“Shares”), in the capital of NXT Energy Solutions Inc. (the “Corporation”) may be granted to the directors, officers and employees of the Corporation and to consultants retained by the Corporation, is hereby established on the terms and conditions set forth herein.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the directors, officers and employees of the Corporation and consultants retained by the Corporation to acquire Shares, thereby: (i) increasing the proprietary interests of such persons in the Corporation; (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally; (iii) encouraging such persons to remain associated with the Corporation and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

3.	Administration

(a)	This Plan shall be administered by the board of directors of the Corporation (the “Board”).

(b)

Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Options (as defined in Section 3(d) below), all on such terms (which may vary between Options granted from time to time) as it shall determine. In addition, the Board shall have the authority to: (i) construe and interpret this Plan and all option agreements entered into hereunder; (ii) prescribe, amend and rescind rules and regulations relating to this Plan and (iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Participants (as hereinafter defined) and on their legal, personal representatives and beneficiaries.

(c)

Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board or to the President or any other officer of the Corporation. Whenever used herein, the term “Board” shall be deemed to include any committee or officer to which the Board has, fully or partially, delegated responsibility and/or authority relating to the Plan or the administration and operation of this Plan pursuant to this Section 3.

(d)

Options to purchase the Shares granted hereunder (“Options”) shall be evidenced by: (i) an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve; or (ii) a written notice or other instrument, signed by the Corporation, setting forth the material attributes of the Options.

4.	Shares Subject to Plan

(a)

Subject to Section 16 below, the securities that may be acquired by Participants upon the exercise of Options shall be deemed to be issued as fully paid and non-assessable Shares of the Corporation. Whenever used herein, the term “Shares” shall be deemed to include any other securities that may be acquired by a Participant upon the exercise of an Option the terms of which have been modified in accordance with Section 16 below.

(b)

The aggregate number of Shares reserved for issuance under this Plan, or any other security-based compensation plan of the Corporation, shall not, at the time of the stock option grant, exceed 10% percent of the total number of issued and outstanding Shares (calculated on a non-diluted basis) unless the Corporation receives the permission of the stock exchange or exchanges on which the Shares are then listed to exceed such threshold.

(c)

If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, any un-purchased Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

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5.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the Corporation’s obligations under all outstanding Options granted pursuant to this Plan.

6.	Eligibility and Participation

(a)	The Board may, in its discretion, select any of the following persons to participate in this Plan:

(i)	directors of the Corporation;

(ii)	officers of the Corporation;

(iii)	employees of the Corporation; and

(iv)

consultants retained by the Corporation, provided such consultants have performed and/or continue to perform services for the Corporation on an ongoing basis or are expected to provide a service of value to the Corporation;

(any such person having been selected for participation in this Plan by the Board is herein referred to as a “Participant”).

(b)	Insider Participation Limits

(i)

The maximum number of Shares which may be reserved for issuance to “Insiders” (as defined in the Toronto Stock Exchange Company Manual) under the Plan and under all other security-based compensation arrangements of the Corporation shall be 10% of the total number of Shares issued and outstanding.

(ii)

The number of Shares issued to Insiders within any one-year period under the Plan and under all other security-based compensation arrangements of the Corporation shall not exceed 10% of the total number of Shares issued and outstanding.

(iii)

The issuance to any one Insider (and such Insider’s associates) within a one-year period of a number of Shares under the Plan and under all other security-based compensation arrangements of the Corporation shall not exceed five percent (5%) of the number of Shares issued and outstanding.

7.	Exercise Price

The Board shall, at the time an Option is granted under this Plan, fix the exercise price at which Shares may be acquired upon the exercise of such Option provided that such exercise price shall not be less than that from time to time permitted under the rules of any stock exchange or exchanges on which the Shares are then listed.

The exercise price of an Option granted shall not be less than the five day volume weighted average of the closing prices of the Shares prior to the date of grant. In addition, the exercise price of an Option must be paid in cash.

8.	Number of Optioned Shares

The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Participant under this Plan or any other plan of the Corporation, shall not exceed five percent of the total number of issued and outstanding Shares (calculated on a non-diluted basis) in any 12 month period (and, in the case of consultants and persons retained to perform investor relation activities, shall not exceed two percent in any 12 month period) unless the Corporation receives the permission of the stock exchange or exchanges on which the Shares are listed to exceed such threshold.

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9.	Term

The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted and Sections 12, 13 and 17 below, provided that:

(a)

no Option shall be exercisable for a period exceeding five (5) years from the date the Option is granted unless the Corporation receives the permission of the stock exchange or exchanges on which the Shares are then listed and as specifically provided by the Board and as permitted under the rules of any stock exchange or exchanges on which the Shares are then listed, and in any event, no Option shall be exercisable for a period exceeding ten (10) years from the date the Option is granted;

(b)

no Option in respect of which shareholder approval is required under the rules of any stock exchange or exchanges on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation;

(c)	the Board may, subject to the receipt of any necessary regulatory approvals, in its sole discretion, accelerate the time at which any Option may be exercised, in whole or in part; and

any Options granted to any Participant must expire within 30 days after the Participant ceases to be a Participant, and within 30 days for any Participant engaged in investor relation activities after such Participant ceases to be employed to provide investor relation activities.

10.	Blackout Periods

A “Blackout Period” shall mean a period of time during which the Option holder cannot exercise an Option, or sell the Shares that are issuable pursuant to the exercise of Options, due to applicable policies of the Corporation in respect of insider trading.

Notwithstanding anything else contained herein, if the expiration date for an Option occurs during a Blackout Period applicable to the relevant Option holder, or within 10 business days after the expiry of a Blackout Period applicable to the relevant Option holder, then the expiration date for that Option (the “Blackout Expiry Date”) shall be the date that is the tenth business day after the expiry date of the Blackout Period. This Section 10 applies to all Options outstanding under the Plan, and the Blackout Expiry Date may not be amended without the approval of the holders of the Shares of the Corporation.

11.	Method of Exercise of Option

(a)

Except as set forth in Sections 12 and 13 below or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, a director, officer, employee or consultant of the Corporation.

(b)	Options that are otherwise exercisable in accordance with the terms thereof may be exercised in whole or in part from time to time.

(c)	Any Participant (or his or her legal, personal representative) wishing to exercise an Option shall deliver to the Corporation, at its principal office in the City of Calgary, Alberta:

(i)

a written notice expressing the intention of such Participant (or his or her legal, personal representative) to exercise his Option and specifying the number of Shares and exercise price in respect of which the Option is exercised; and

(ii)

a cash payment, certified cheque or bank draft, representing the full purchase price of the Shares in respect of which the Option is exercised. In connection with the exercise of an Option, the Participant (or his or her heirs or administrators) shall follow the Corporation’s procedures and policies relating to the payment or funding of any income tax withholdings applicable to the exercise of the Option, including, where required by the Corporation, the remittance to the Corporation by the Participant (or his or her heirs or administrators) of an amount of cash sufficient to satisfy any withholding requirements relating to the exercise of the Option.

(d)

Upon the exercise of an Option as aforesaid, the Corporation shall use reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his or her legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares in respect of which the Option has been duly exercised.

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12.	Ceasing to be a Director, Officer, Employee or Consultant

If any Participant shall cease to hold the position or positions of director, officer, employee or consultant of the Corporation (as the case may be) for any reason other than death or permanent disability, his Option will terminate at 4:00 p.m. (Mountain time) on the earlier of the date of the expiration of the Option Period and 30 days after the date such Participant ceases to hold the position or positions of director, officer, employee or consultant of the Corporation as the case may be, and ceases to actively perform services for the Corporation. An Option granted to a Participant who performs Investor Relations services on behalf of the Corporation shall terminate 30 days after the date of termination of the employment or cessation of services being provided and shall be subject to Exchange policies and procedures for the termination of Options for Investor Relations services. For greater certainty, the termination of any Options held by the Participant, and the period during which the Participant may exercise any Options, shall be without regard to any notice period arising from the Participant’s ceasing to hold the position or positions of director, officer, employee or consultant of the Corporation (as the case may be).

Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall: (i) confer upon such Participant any right to continue as a director, officer, employee or consultant of the Corporation, as the case may be; or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or consultant of the Corporation, as the case may be.

13.	Death or Permanent Disability of a Participant

In the event of the death or permanent disability of a Participant, any Option previously granted to him shall be exercisable until the end of the Option Period or until the expiration of 12 months after the date of death or permanent disability of such Participant, whichever is earlier, and then, in the event of death or permanent disability, only:

(a)	by the person or persons to whom the Participant’s rights under the Option shall pass under the terms of the Participant’s will or by applicable law; and

(b)	to the extent that the Participant was entitled to exercise the Option as at the date of their death or permanent disability.

14.	Rights of Participants

No person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until such Shares have been paid for in full and issued to such person.

15.	Proceeds from Exercise of Options

The proceeds received by the Corporation from the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

16.	Adjustments

(a)

The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares of the Corporation, and in any such event a corresponding adjustment shall be made to the number of Shares deliverable upon the exercise of any Option granted prior to such event without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share that may be acquired upon the exercise of the Option. In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Options outstanding under this Plan and to prevent any dilution or enlargement of the same.

(b)

Adjustments under this Section 16 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be issued upon the exercise of an Option following the making of any such adjustment.

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17.	Change of Control

Notwithstanding the provisions of Section 12 or any vesting restrictions otherwise applicable to the relevant Options, in the event of a sale by the Corporation of all or substantially all of its assets or in the event of a change of control of the Corporation, each Participant shall be entitled to exercise, in whole or in part, the Options granted to such Participant hereunder (including any unvested portions), either during the term of the Option or within 90 days after the date of the sale or change of control, whichever first occurs.

For the purpose of this Plan, change of control of the Corporation means and shall be deemed to have occurred upon any one of:

(a)

the acceptance by the holders of Shares of the Corporation, representing in the aggregate, more than 50 percent of all issued Shares of the Corporation, of any offer, whether by way of a takeover bid or otherwise, for all or any of the outstanding Shares of the Corporation; or

(b)

the acquisition, by whatever means, by a person (or two or more persons who, in such acquisition, have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of beneficial ownership of such number of Shares or rights to Shares of the Corporation, which together with such person’s then owned Shares and rights to Shares, if any, represent (assuming the full exercise of such rights to voting securities) more than 50 percent of the combined voting rights of the Corporation’s then outstanding Shares; or

(c)	the entering into of any agreement by the Corporation to merge, consolidate, amalgamate, initiate an arrangement or be absorbed by or into another corporation; or

(d)

the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets or wind-up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement); or

(e)

individuals who were members of the Board of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or an item of business relating to the election of directors, not constituting a majority of the Board following such election.

18.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall be non-transferable and non-assignable unless specifically provided herein. During the lifetime of a Participant, any Options granted hereunder may only be exercised by the Participant and in the event of the death or permanent disability of a Participant, by the person or persons to whom the Participant’s rights under the Option pass under the terms of the Participant’s will or by applicable law.

19.	Amendment and Termination of Plan

(a)	The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)	be made without obtaining any required regulatory or shareholder approvals; or

(ii)	adversely affect the rights of any Participant with respect to an Option which has neither expired nor been terminated at the time of any such amendment, without the consent of the Participant.

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(b)

Subject to section 19(c) of the Plan, the Board may from time to time, by resolution and without approval of the shareholders of the Corporation, make amendments to the Plan or any Option, including but not limited to, the following:

(i)	an amendment to the date upon which an Option may expire, unless the amendment extends the expiry of an Option held by an Insider;

(ii)	an amendment to the terms upon which and/or the date or dates upon which an Option becomes vested;

(iii)	an addition to, deletion from or alteration of the Plan or an Option that is necessary to comply with applicable law or the requirements of any regulatory authority or the Toronto Stock Exchange;

(iv)	an amendment to correct or rectify any ambiguity, defective provision, error or omission in the Plan or an Option; and

(v)	any other amendment that does not require shareholder approval under section 19(c) of the Plan.

(c)	Approval of the shareholders of the Corporation will be required for the following amendments to the Plan or any Option:

(i)	any increase in the number of Shares reserved for issuance under the Plan;

(ii)	any change to the categories of individuals eligible to be selected for grants of Options, where such change may broaden or increase the participation of Insiders under the Plan;

(iii)	the provision of financial assistance to a Participant in connection with the exercise of Options;

(iv)	any reduction in the purchase price of an Option;

(v)	any extension of the expiry date of an Option, except as otherwise provided herein; and

(vi)	an amendment that would permit Options to be transferable or assignable other than for normal estate settlement purposes.

(d)

For greater certainty, other than the amendments set forth in section 19(c) of the Plan, any other amendment to the Plan or the Options issued thereunder does not require the approval of shareholders of the Corporation.

20.	Necessary Approvals

The obligation of the Corporation to issue and deliver Shares in accordance with this Plan and Options granted hereunder is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If Shares cannot be issued to a Participant upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.

21.	Stock Exchange Rules

This Plan and any option agreements entered into hereunder shall comply with the requirements from time to time of the stock exchange or exchanges on which the Shares are listed.

22.	Right to Issue Other Shares

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

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23.	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile transmission addressed, if to the Corporation, at its principal address in Calgary, Alberta (Attention: Chairman of the Board); or if to a Participant, to their last known address as it appears on the books of the Corporation; or if to any other person, to the last known address of such person.

24.	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

25.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Alberta.

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